Exhibit 10.6

EXECUTION COPY

AMENDMENT TO EMPLOYMENT AGREEMENT

JEFFERY A. SURGES

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of September 10, 2010 (the “Amendment Date”), by and between Allscripts-Misys Healthcare Solutions, Inc. (“Company”) and Jeffery A. Surges (“Executive”).

WHEREAS, Company and Executive entered into an Employment Agreement dated October 10, 2008 (the “Employment Agreement”); and

WHEREAS, Company and Executive desire to amend certain provisions of the Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows effective as of the Amendment Date:

1. The foregoing recitations shall form a part of this Amendment and are incorporated herein verbatim by reference. Unless otherwise indicated, capitalized terms shall have the same meaning as referenced in the Employment Agreement.

2. Section 3.6 is replaced in its entirety with the following:

3.6 [Reserved.]

3. Section 3.7 is replaced in its entirety with the following:

3.7 Payment upon a Change of Control with No Comparable Job. If a Change of Control occurs, and, prior to the Change of Control, Company or representatives of the third party effecting the Change of Control (as applicable) do not offer Executive a Comparable Job following the Change of Control, then, so long as Executive has remained continuously employed from the Effective Date through the date of the Change of Control, whether or not Executive continues to be employed by Company or a successor to Company following the Change of Control, then: (i) all unvested equity awards held by Executive shall fully vest upon the Change of Control, and (ii) Company shall pay Executive, within ten (10) days following the Change of Control, a lump sum equal to two (2) times the sum of Executive’s Base Salary and Target Performance Bonus. The term “Comparable Job” means employment following the Change of Control (x) with substantially the same duties and responsibilities as were held by Executive prior to the Change of Control (excluding, for this purpose, changes following the Change of Control (I) to Executive’s reporting responsibilities and (II) arising by reason of Company ceasing to be a public company), (y) at the same location at which Executive provides services prior to the Change of Control or a location within fifty (50) miles of such location and (z) at the same or increased Base Salary and Target Performance Bonus levels as were in effect prior to the Change of Control.

4. Section 4.5.1(iii) is replaced in its entirety with the following:

(iii) upon the Termination Date (or, for awards subject to the satisfaction of a performance condition, subject to the satisfaction of such performance condition and upon the satisfaction of such performance condition, and based on the level of performance achieved) a portion of any unvested stock option, restricted stock unit or other equity award granted to Executive shall vest, which portion shall be the number of shares equal to (a) plus (b) (such sum not to exceed the number of shares that result in the full vesting of any such award) as follows:

(a) the number of shares that would have vested to Executive per the applicable award as of the one-year anniversary of the Termination Date had Executive remained continuously employed by Company through such date; plus

(b) the number of shares resulting from the following formula: (x) the number of shares of such award that would vest on the normal vesting date of such award, multiplied by (y) a fraction, the numerator of which is the number of days elapsed since the last regular vesting date of such award (or the grant date, if no portion of such award has yet vested), and the denominator of which is the number of days between the last regular vesting date (or grant date, as the case may be) and the normal vesting date.

5. Section 4.5.2 is replaced in its entirety with the following:

4.5.2 Severance Upon Termination following a Change of Control. If, within the period beginning on the date of a Change of Control through the second anniversary of the Change of Control, Executive terminates Executive’s employment and the Employment Period pursuant to Section 4.4 or Company terminates Executive’s employment pursuant to Section 4.3, then Executive shall, subject to Section 4.7, receive the payment and benefits provided in Section 4.5.1; provided, however, that (A) in place of the twelve (12) monthly payments provided for in Section 4.5.1(i), Executive shall receive a lump sum amount of cash equal to two (2) times the sum of (x) Executive’s Base Salary plus (y) Executive’s Target Performance Bonus, with such lump sum paid on the sixtieth (60th) day following the Termination Date, such amount reduced by any payment received by Executive pursuant to Section 3.7, and (B) in place of the equity vesting provided for in Section 4.5.1(iii), all unvested equity awards held by Executive shall vest upon the Termination Date.

6. Section 6 is replaced in its entirety with the following:

6. [Reserved.]

7. In all other respects, the Employment Agreement is ratified and confirmed and remains in full force and effect.

Signature page follows

Signature page to Amendment to the Employment Agreement

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Amendment as of the day and year first written above.

/s/ Jeffery A. Surges
Jeffery A. Surges

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

/s/ Diane K. Adams
By:	Diane K. Adams
Title:	EVP, Culture and Talent

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